EXHIBIT 99.01

                        Gyrodyne Company of America, Inc.
                                 102 Flowerfield
                         St. James, New York 11780-1551
                     Phone (631) 584-5400 Fax (631) 584-7075

Contact:
Peter Pitsiokos, Executive Vice President                    Tel: (631) 584-5400
Gyrodyne Company of America, Inc.                            Fax: (631) 584-7075
102 Flowerfield
St. James, New York 11780

                    F O R   I M M E D I A T E   R E L E A S E

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"NASDAQ: GYRO" - ST. JAMES - Gyrodyne Company of America, Inc. (GYRO) reported
Gyrodyne's Counsel finds SUNY's environmental review flawed, conflicted and self-serving as college seeks to seize Flowerfield

John V. N. Klein, former Suffolk County Executive and counsel to Gyrodyne Company of America, is warning that the environmental study submitted by SUNY at Stony Brook that seeks to support their condemnation of Gyrodyne's Flowerfield property is flawed, self-serving and created through a process that is rife with conflict of interest.

Referring to the university's "Draft Generic Environmental Impact Statement (DGEIS) for the Stony Brook University Research and Development Campus" Mr. Klein testified, "The DGEIS has been produced by Stony Brook University in its role as preparer on behalf of the University in its role as sponsor of the proposed project for review and analysis by the University in its role as "Lead Agency." This incredible and mystifying conflict of interest presents a refutation of the spirit of independence, objectivity and balance of the environmental review process."

"The conflict does, however, account for what will be demonstrated by Gyrodyne as the inadequacy, inaccuracy, contradictory, unclear and grossly misleading content of the DGEIS which, in addition to its SEQRA role, is supposed to be the foundation of the second purpose of this hearing which is to justify the proposed acquisition of Gyrodyne's property for a purported public purpose," offered Klein.

A Hearing designed to rush past the Community

Gyrodyne's counsel also commented on the short time period between distribution of the environmental document by SUNY and the date they set for a public hearing on the DGEIS. "This lengthy and complex report was made available just prior to the Memorial Day weekend. This hearing was then scheduled for a date barely three weeks later with the apparent expectation that Gyrodyne, and equally important, the general public, would within that time, review, analyze and research material contained with and related to the DGEIS. The foregoing scenario and timetable has guaranteed that neither Gyrodyne nor the public will have a reasonable opportunity to prepare themselves for one of the largest potential social, economic and environmental impacts upon the communities of Stony Brook, St. James and their environs second only to the development of the existing University mega campus complex."

Mr. Klein cautioned the hearing examiners that, "Neither time nor the patience of others could tolerate the presentation by Gyrodyne in this forum of the list of inadequacies, inaccuracies and misleading components


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of the DGEIS. Accordingly, it is Gyrodyne's purpose to present in writing a report prepared by Cameron Engineering which, in the brief time allowed between the release of the DGEIS and this hearing, has identified an extraordinary list of issues which have been misaddressed or unaddressed in the DGEIS."

Klein provided hearing attendees with a partial list of issues flowing from the DGEIS which are erroneously or inadequately addressed including:

- The issue of the use of the property to be acquired which purports to provide the "public purpose" prerequisite to eminent domain proceedings;

- Environmental issues unaddressed, incompletely addressed or misleadingly addressed;

- Alternatives to the proposal with regard to the University's existing site or other sites and with regard to Gyrodyne's golf community plan for the property;

- The need for legitimate assurances that that which is proposed will, over the future years and under changing university administrations, be that which is actually developed;

- Substantiation of the reality and accuracy of the sources and amounts of funding necessary for the acquisition and development proposed;

- The absence from the DGEIS of documents and information incorporated by reference in the DGEIS production of which has been refused by the State University notwithstanding their availability;

- The implications of exemption of the project from both property taxation and land use regulations.

By contrast, Klein says Gyrodyne continues to invite SUNY and the public to examine and evaluate Gyrodyne's alternative proposal for the use of the subject property and the balance of its property which proposal is the product of years of planning, review and analysis.

"We submit that this process thus far and the timetable as to it constructed by the University have made it virtually impossible for Gyrodyne, or anyone else for that matter, to understand, let alone respond to, what should be but falls far, far short of being an exhaustive description and analysis of a proposal which will clearly forever change the character and culture of the historic community in which it lies. The University owes to the public and to Gyrodyne the obligation to present thorough, credible and reliable information constituting legal and practical proof of the real public purpose to be served by this acquisition and its impact on its neighbors and the region," Mr. Klein stated.

The statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to the effect of economic and business conditions, including risk inherent in the Long Island, New York real estate market, the ability to obtain additional capital or a viable merger candidate in order to develop the existing real estate and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this press release.